CONTACT:
Andy Wrobel
Chief Financial Officer
NTN Communications, Inc.
(888) 752-9686
andy.wrobel@ntn.com


                      NTN'S CHAIRMAN AND CEO WILL NOT RENEW
                           EMPLOYMENT CONTRACT IN 2006


CARLSBAD, CA, December 20, 2005 -- NTN Communications, Inc. (Amex: NTN), a leader in interactive entertainment offerings on major interactive platforms, announced today that Stanley Kinsey, its Chairman and CEO, has informed the board of directors that it should begin a search for a new CEO as he will not seek renewal of his employment contract when it expires on February 28, 2006. The board will immediately commence a search for a CEO, and Mr. Kinsey will remain in the chief executive position until a permanent or interim CEO is named.

"The timing is right for a transition," said Kinsey, "as NTN is on solid ground and better positioned financially and strategically than at any time in its history. I thank all the employees of NTN who have given so much to put this company in an excellent position for further growth."

Lead outside director Barry Bergsman stated, "We are disappointed, but respect Stan's decision. The company appreciates his stewardship over the past seven years, as his dedication and efforts have revitalized the company. This year has produced record sales in our core business of iTV Hospitality Network subscriptions and we were cash-positive and profitable in our most recent quarter. Going forward, we are now poised to exploit our capabilities and resources in a number of exciting growth areas. We thank Stan for his tireless efforts in bringing the company to this point."

About NTN Communications
Based in Carlsbad, CA, NTN Communications, Inc. is the parent corporation of the NTN Hospitality Technologies(TM) division and Buzztime Entertainment, Inc., a subsidiary. The NTN Hospitality Technologies segment, which focuses on the out-of-home hospitality industries, is comprised of the NTN/Buzztime interactive Television (iTV) Network, NTN Wireless Communications, Inc., and NTN Software Solutions, Inc. Buzztime Entertainment, Inc. produces Buzztime(R), the play-along games channel, live sports prediction games such as QB1(R) and many other games that allow one or many players to participate. In addition to the NTN/Buzztime iTV Network, Buzztime's games are available on cable TV, satellite TV, mobile phones and plug-n-play home versions. For more information, please see www.ntn.com.

Except for historical information contained herein, this release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to future expansion and distribution of product and service lines which are subject to risks and uncertainties including the risks of changing economic conditions, product demand and market acceptance. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of NTN's Form 10-K/A for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission. NTN does not undertake to publicly update or revise any of its forward-looking statements even if new information or future events show that the indicated results or events will not be realized.

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